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 2020 Proxy Statement Highlights  April – May 2020

 This presentation contains forward‐looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding executive compensation program components and environmental, social and governance (“ESG”) initiatives. Such forward‐looking statements involve known and unknown risks, uncertainties, and other factors which may cause Coeur's actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward‐looking statements. Such factors include, among others, the risks and hazards inherent in the mining business (including risks inherent in developing large‐scale mining projects, environmental hazards, industrial accidents, weather, or geologically related conditions), changes in the market prices of gold, silver, zinc, and lead, and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns), ground conditions, grade variability, any future labor disputes, or work stoppages, the uncertainties inherent in the estimation of mineral reserves and resources, changes that could result from Coeur's future acquisition of new mining properties or businesses, the loss or insolvency of any third‐party smelter to which Coeur markets its production, the effects of environmental and other governmental regulations and government shut-downs, the effects of the 2019 novel coronavirus (COVID-19) pandemic, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent report on Form 10‐K. Actual results, developments, and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward looking statements. Coeur disclaims any intent or obligation to update publicly such forward‐looking statements, whether as a result of new information, future events, or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations, or statements made by third parties in respect of Coeur, its financial or operating results or its securities.Non‐U.S. GAAP Measures ‐ We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non‐U.S. GAAP financial measures, including adjusted EBITDA, free cash flow and adjusted costs applicable to sales per ounce. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe adjusted EBITDA, free cash flow and adjusted costs applicable to sales are important measures in assessing the Company's overall financial performance.

 Reserves, Resources and Mineralized MaterialCoeur is subject to the reporting requirements of the Securities Exchange Act of 1934 and applicable Canadian securities laws, and as a result we report our mineral reserves according to two different standards. Canadian reporting requirements for disclosure of mineral properties are governed by National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”). The definitions of NI 43-101 are adopted from those given by the Canadian Institute of Mining, Metallurgy and Petroleum. U.S. reporting requirements, however, are governed by the SEC Industry Guide 7 (“Guide 7”). Both sets of reporting standards have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported, but embody different approaches and definitions. Under Guide 7, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made.In our public filings in Canada and in certain other announcements not filed with the SEC, we disclose measured, indicated and inferred resources, each as defined in NI 43-101, in addition to our mineral reserves. U.S. investors are cautioned that, while the terms “measured mineral resources,” “indicated mineral resources” and “inferred mineral resources” are recognized and required by Canadian securities laws, Guide 7 does not recognize them. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves, and therefore U.S. investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into Guide 7 compliant reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources, and therefore it cannot be assumed that all or any part of inferred resources will ever be upgraded to a higher category. Therefore, investors are cautioned not to assume that all or any part of inferred resources exist, or that they can be mined legally or economically.In this presentation, and in our other filings with the SEC, we modify our estimates made in compliance with NI 43-101 to conform to Guide 7 for reporting in the United States. In this presentation, we use the term “mineralized material” to describe mineralization in mineral deposits that do not constitute “reserves” under U.S. standards. “Mineralized material” is substantially equivalent to measured and indicated mineral resources (exclusive of reserves) as disclosed for reporting purposes in Canada, except that the SEC only permits issuers to report "mineralized material" in tonnage and average grade without reference to contained ounces. We provide disclosure of mineralized material to allow a means of comparing our projects to those of other companies in the mining industry, many of which are Canadian and report pursuant to NI 43-101, and to comply with applicable disclosure requirements. We caution you not to assume that all or any part of mineralized material will ever be converted into Guide 7 compliant reserves.

 In connection with the solicitation of proxies, Coeur Mining, Inc. (“Coeur”) filed with the SEC and mailed to stockholders a definitive proxy statement dated March 30, 2020 (the “Proxy Statement”). The Proxy Statement contains important information about Coeur and its 2020 Annual Stockholders’ Meeting. Stockholders are urged to read the Proxy Statement carefully. Stockholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by Coeur through the web site maintained by the SEC at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Coeur by contacting Investor Relations in writing at Coeur Mining, Inc., Investor Relations, 104 S. Michigan Avenue, Suite 900, Chicago, IL 60603 or by telephone at (312) 489-5800. The Proxy Statement and other SEC filings are also available at www.coeur.com/investors/overview/. The contents of the web sites referenced above are not deemed to be incorporated by reference into the Proxy Statement. Stockholders may also call our solicitors if they have questions or need assistance voting their shares, or with requests for additional copies of the proxy materials: Morrow Sodali LLC at (203) 658-9400.

 Relevant Terms  We use the following terms in this presentation and in the Proxy Statement to describe our operations and results, some of which are non-GAAP financial measures. Please see the applicable non-GAAP reconciliation tables in the appendix to this presentation  Adjusted EBITDA  Earnings before interest, taxes, depreciation and amortization, adjusted to exclude items that may not be indicative of, or are unrelated to our core operating results, a non-GAAP measure.  AIP  Annual Incentive Plan  CAS  Costs applicable to sales  Coeur or the Company  Coeur Mining, Inc.  ESG  Environmental, social and governance  FCF  Free cash flow, a non-GAAP measure.  LTIP  Coeur’s Long-Term Incentive Plan  NEOs  Named Executive Officers  OCF  Operating cash flow  PSUs  Performance share units issued under the LTIP  TPD  Tons per day  TSR  Total stockholder return  Total Debt  Total Company debt, which includes capital leases, net of debt issuance costs and premium received  YOY  Year-over-year

 2020 Annual Stockholders’ Meeting  6  Voting Matters      Proposal    Coeur Board Voting Recommendation  1  Election of the ten directors named in the proxy statement  FOR each nominee  2  Ratification of the appointment of Grant Thornton LLP as Coeur’s independent registered public accounting firm for 2020  FOR  3  Vote on an advisory resolution to approve executive compensation  FOR  Annual Meeting    Time and Date  9:30 a.m. local time on Tuesday, May 12, 2020  Place  104 S. Michigan Avenue, 2nd Floor Auditorium, Chicago, Illinois 60603  Record Date  Monday, March 16, 2020  Voting  Holders of common stock as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.  Entry  You are entitled to attend the Annual Meeting only if you were a Coeur stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting.  Virtual Annual Meeting  We intend to hold our annual meeting in person. However, we are monitoring the situation regarding COVID-19 (Coronavirus), taking into account guidance from the Centers for Disease Control and Prevention and the World Health Organization. The health and well-being of our employees, Board members and stockholders is our top priority. Accordingly, we are planning for the possibility that we may provide for annual meeting attendance or participation by means of remote communication if we determine it is not advisable to hold an in-person meeting or if individuals are unable to attend in person. We will announce any such updates as promptly as practicable, and details on how to participate will be issued by press release, posted on our website, and/or filed with the SEC as additional proxy materials. As always, we encourage you to vote your shares prior to the annual meeting.

 Headquartered in Chicago, IL, Coeur Mining (NYSE: CDE) is a well-diversified, growing precious metals producer with a repositioned portfolio, focused on generating sustainable, high-quality cash flow from its North American assets  Company Overview                                                  Palmarejo  Rochester  Wharf  Silvertip  Kensington    Corporate Office  PalmarejoNorthern Mexico  RochesterWest-Central Nevada  KensingtonSoutheast Alaska  WharfBlack Hills South Dakota  SilvertipNorthern British Columbia  Ag  Au  Ag  Au  Au  Au  Ag  Pb  Zn  Five quality operations  Three top jurisdictions  Cash flow focused  Best-in-class corporate governance  Committed community partner

 Coeur’s strategy is to safely and responsibly discover, develop and operate a balanced portfolio of quality precious metals assets to maximize cash flow, returns and net asset value     Maintain a primary precious metals revenue mix and North American operating footprint Develop a well-sequenced pipeline of quality growth projects    EnhancedPortfolio Positioning    Asset Optimizations  Opportunistic M&A/Divestitures  Quality, Sustainable Cash Flow    FocusedExploration Efforts    Reserve & Resource Growth  Near-Mine Focus  Select Toehold Investments    Prudent Balance Sheet Management    Conservative Leverage Profile  Maintain Flexibility  Simple Capital Structure    “Higher Standard” ESG Initiatives    Best-in-Class ESG Profile  Limit Impact on Environment  Socially Responsible    DisciplinedCapital Allocation    Safety & Enviro. Stewardship  Returns-Focused  Assessment of Risk    Prioritize safety and environmental effortsFollow capital allocation framework, prioritizing highest return opportunities  Methodically enhance the quality of operating assets, bolster project pipeline and remain opportunistic   Sustain sufficient level of exploration investment to replace production, extend mine lives and generate attractive returns  Build “through-the-cycle” capital structureSeek a long-term total leverage ratio of 1.0x (0.0x net leverage)  Maintain and continuously seek to improve best-in-class environmental, social and governance practicesEmphasize training and development  Balanced, Safe and Unique Asset Base    By Asset  By Jurisdiction  By Metal    By Stage  Corporate Strategy

 Effective human capital management is critical to achieving our strategic goals. Our leadership principles, Protect, Develop, Deliver, are the foundation we use to navigate employee success   Human Capital Management  ►  Robust Succession Planning conducted annually for all levels of the organization, employing specific talent diagnostics and skill development needs  ►  In 2019, our employees participated in a Culture Assessment. Feedback was reviewed by the management team and Board of Directors, and we developed site-specific action plans to address feedback and plans to monitor progress. The Assessment confirmed that our culture is SAFE, ETHICAL and PROUD.    Employee DevelopmentBolstered annual review process in 2019 by conducting 360-degree reviews for each member of the executive team, using feedback from all levels to assess potential, increase accountability, facilitate succession planning and identify areas for improvement and change.Continued to provide IMPACT leadership training for front-line supervisors throughout the organization, focused on safety leadership.  ►  Diversity & Inclusion – Our CEO, Mitchell Krebs, is the first and only precious metals mining CEO to sign the CEO ACTION for Diversity & Inclusion pledge. In addition, Coeur Heroes continues to provide career opportunities to current and former US military personnel  ►  In 2019, 71% of our employees were from our Local Communities, and we provided 144 apprenticeships, over 30 scholarships and provided financial resources and volunteer time to non-profit organizations that make a difference in the local communities surrounding our operations and offices.  ►  Rewards & Wellness – Continued focus on attracting and retaining talent through above-market total rewards

 Qualified, Diverse Board Nominees    Our Board, which includes a diverse mix of tenures, experiences and skills, is led by an independent chairman, and nine of ten directors are independent

 Qualified, Diverse Board Nominees (cont.)

 2019 Performance Highlights  From continuing operations.  In 2019, the Company delivered solid improvements in annual financial results and continued to invest in our operations with a goal of increasing free cash flow and mine lives while Pursuing a Higher Standard to protect the health, safety and well-being of our employees, contractors, communities and the environments in which we operate

 2019 Performance Highlights (cont.)  ►  Continued Positive Environmental, Health and Safety Results – The Company’s lost-time injury frequency rate and total reportable injury frequency rate declined by 9% and 11%, respectively, YOY. Coeur also reduced its number of significant spills by 73% in 2019. We invested significant time in volunteer work in our communities along with meaningful financial support.   ►  Solid Improvement in Annual Financial Results - Revenue, operating cash flow and adjusted EBITDA(1) increased 14%, 357% and 11%, respectively, in 2019. The year-over-year improvement in financial results reflected solid performance from the Company’s primary gold operations as well as higher precious metals prices during the year. During the final three quarters of 2019, the Company generated $107.7 million of OCF and $35.4 million of FCF,(1) and quarterly companywide FCF(1) increased for three consecutive quarters to end the year.  ►  Strong Performance at Primary Gold OperationsAt the Palmarejo complex, production at the La Nación underground mine successfully ramped-up, averaging approximately 700 tpd during the fourth quarter, which was well in excess of the 400 tpd target. Lower overall 2019 production attributable to lower average grades was offset by higher gold and silver prices, which drove a 3% increase in metal sales, cost performance within 2019 guidance ranges, OCF of $99.2 million and FCF of $66.5 million(1)Kensington delivered $72.0 million in OCF and $48.5 million in FCF(1) reflecting a 21% YOY increase in gold production driven by the first full year of production from the high-grade Jualin deposit, and adjusted costs were under the low end of the 2019 guidance range and 13% lower YOYAt Wharf, gold production was 10% higher YOY and adjusted CAS(1) was within the 2019 guidance range, leading to $39.9 million in OCF and $37.1 million in FCF(1)  FCF, adjusted EBITDA and adjusted CAS are non-GAAP measures. See non-GAAP reconciliation tables in the Appendix to this presentation.

 2019 Performance Highlights (cont.)  ►  Three Consecutive Quarters of Increasing, Positive Free Cash Flow – Coeur generated $18.4 million of FCF(1) during the fourth quarter of 2019, representing a 63% increase compared to the prior period. The third consecutive quarter of increasing, positive FCF(1) was primarily driven by strong performance from the Palmarejo, Kensington and Wharf operations.  ►  Significant Reduction in Total Indebtedness – The Company reduced Total Debt by $163.3 million during 2019, a 36% reduction compared to the end of 2018, reflecting the results of focused deleveraging initiatives and improved financial performance throughout 2019.  ►  Continued Execution of Key Capital ProjectsA new crushing circuit was commissioned at Rochester, incorporating a high-pressure grinding roll (‘‘HPGR’’) crusher. Initial results from the HPGR unit have been encouraging, with an isolated 194,000-ton section of the Stage IV leach pad exhibiting a 60-day silver recovery rate significantly better than recoveries from traditionally-crushed material.We completed preliminary steps related to the Plan of Operations Amendment 11 (‘‘POA 11’’) expansion project at Rochester and have now received the Record of Decision from the Bureau of Land Management. The Company is completing engineering, procurement and construction planning and expects to request formal approval from the Board to advance the project in mid-2020. At Wharf, gold production was 10% higher YOY and adjusted CAS(1) was within the 2019 guidance range, leading to $39.9 million in OCF and $37.1 million in FCF.(1)Palmarejo commissioned a new thickener during the third quarter which immediately began delivering positive results for the operation by improving metallurgical recoveries. The project is anticipated to have a one-year payback.  FCF, adjusted EBITDA and adjusted CAS are non-GAAP measures. See non-GAAP reconciliation tables in the Appendix to this presentation.

 2019 Performance Highlights (cont.)  ►  Success from 2019 Exploration Campaign Delivers Mineralization Growth – The Company focused its exploration efforts primarily on expansion drilling in 2019. Measured and indicated mineralized material increased across all metals. Proven and probable silver reserves also increased, while zinc and lead reserves were consistent YOY(1).  ►  Rochester Results Fell Short of Guidance – Silver and gold production at Rochester were 24% and 46% lower, respectively, year-over-year, resulting from downtime related to the commissioning of the new crushing circuit, including delays arising from the failure of a secondary crusher which had to be replaced with a smaller unit, which drove lower-than-expected throughput during the second half of the year.  ►  Temporary Suspension of Mining and Processing Activities at Silvertip – In the first quarter of 2020, the Company made the decision to temporarily suspend mining and processing activities at Silvertip, which accounted for 6% of revenue in 2019, as a result of the further deterioration in zinc and lead market conditions as well as ongoing operating challenges primarily related to the processing facility. The Company plans to (i) significantly increase its exploration investment in 2020 to potentially further expand the resource and extend the mine life, and (ii) pursue a potential mill expansion to better position the asset for long-term success. During 2019, silver, lead and zinc production at Silvertip fell below the 2019 guidance range.  ►  Continued Proactive Refreshment of the Board of Directors – The Board added Brian E. Sandoval, former Governor of Nevada, in early 2019, the third new director added in the past two years. Each of our three new directors is highly-qualified, has highly-relevant experience and increase the overall diversity of the Board, including valuable experience in Mexico and Nevada (Messrs. Luna and Sandoval, respectively), where Palmarejo and Rochester, our two largest mines by revenue, are located, and British Columbia, Canada (Ms. McDonald), where the Silvertip mine, our newest mine and first operation in Canada, is located.  (1) Year-end 2019 reserve and mineralized material as published by Coeur on February 19, 2020.

 Executive Compensation – Pay-for-Performance Philosophy    ► Drive performance against critical strategic goals designed to create long-term stockholder value► Pay our executives at a level and in a manner that attracts, motivates and retains top executive talent  Direct Compensation Component  Objective  Performance Based  Value Linked to Stock Price  Value Not Linked to Stock Price  % of CEO Target Pay  % of NEO Target Pay (Average)    Base Salary  Provide a fixed base pay for performance of core job responsibilitiesAttract and retain highly skilled individuals      ●  19%  26%  Fixed  Annual Incentive Plan  Performance-based and “at risk”Drive achievement of annual Company financial, operational, environmental and safety goals and, for NEOs other than the CEO, individual executive goals  ●    ●  24%  21%  Variable and “at risk”  Restricted Stock  “At risk”Align executive and stockholder interestsAttract and retain talented executivesDrive the creation of long-term stockholder value    ●    23%  21%    Internal Metric-Based PSUs  Performance-based and “at risk”Align executive and stockholder interests, drive the creation of long-term stockholder value, attract and retain talented executives  ●  ●    34%  32%

 Executive Compensation – Pay-for-Performance Philosophy (cont.)  The two internal performance share metrics are subject to a relative TSR modifier that adjusts payouts +/- 25% for top or bottom quartile performance compared to peers.  We designed the variable components of our 2019 executive compensation program to align with our strategic objectives and purpose statement:

 Our Executive Compensation Practices

 2019 CEO Compensation Tied to Stockholder Returns      57% of compensation linked to stock performance  (Based 100% on Company Performance)

 2019 Compensation Results Aligned with Performance  Silver equivalent production and CAS includes zinc and lead as silver equivalents and silver equivalency based on average spot prices for the year ended December 31, 2019. See the Appendix to this presentation for average applicable spot prices and corresponding ratios.   As highlighted below, the results of our executive compensation programs for 2019 and the three-year period ended December 31, 2019 were aligned with our operational and financial performance and stockholder returns      2019 Performance    2019 Compensation Result  Actual Pay Compared to Target  ►  Despite strong performance from our gold operations, underperformance at Silvertip and Rochester drove below-target overall operating and financial performance  ►  Three-year PSUs paid out at 28% of target        ►  Corporate AIP score of 67% of target  LTIP – Performance Shares  ►  Below-target overall performance  ►  28% overall payout of 2017 PSU award:    ►  Three-year TSR performance in the 22nd percentile of peers  ►  Zero payout of PSUs linked to three-year relative TSR (50% weighting)    ►  Three-year OCF per share growth below threshold driven primarily by below-target production at Rochester and Silvertip and weak zinc and lead markets impacting Silvertip revenue  ►  Zero payout of PSUs linked to three-year OCF per share (25% weighting)    ►  2.5% increase in reserves and measured & indicated mineralized material per share from continuing operations during the 2017-2019 performance period  ►  113% payout of PSUs linked to growth of reserves and measured and indicated mineralized material per share from continuing operations (25% weighting)  LTIP – Restricted Shares  ►  81% one-year stock price increase in 2019  ►  Value of unvested restricted shares issued to executives in early 2019 increased 57% as of December 31, 2019  AIP  ►  Below-target overall operating and financial results  ►  67% overall payout of portion of AIP tied to strategic corporate annual objectives    ►  Below target silver equivalent production(1), silver equivalent CAS(1) per ounce and adjusted EBITDA driven primarily by operational challenges at Silvertip and challenges related to commissioning of the new crusher circuit at Rochester  ►  Zero payout for silver equivalent production and CAS(1) per ounce and 53% payout for adjusted EBIDTA    ►  Solid gold production and CAS per ounce  ►  Payout of 93% and 90% of target for metrics tied to gold production and gold CAS, respectively    ►  Above target performance for reduction in significant sills and employee and contractor safety incident rate  ►  157% payout for metrics tied to safety and environmental performance

 2019 Executive Compensation – Actual Pay Compared to Target    Coeur’s multiyear CEO variable pay demonstrates alignment with stockholder returns  Our NEO compensation program is structurally designed to be a strong performance-based program. In the case of the CEO, 81% of his target compensation is structured to be delivered through some form of performance-based or “at-risk” compensation; only 19% is fixed, delivered through base salary.This graph demonstrates alignment by showing three-year target value for performance and “at-risk” elements as well as the actual value realized from those compensation elements, equal to actual 2017-2019 AIP, plus the value of the PSUs for the 2017-2019 performance period that paid out in early 2020, valued as of December 31, 2019, the last date of the performance period, plus the value of restricted stock granted in 2017, 2018 and 2019, valued as of December 31, 2029, including shares not yet vested. The CEO’s actual value of compensation from performance based and “at-risk” elements was 19% lower than the target value. During this same period, our stock price decreased by 11%. We believe this demonstrates alignment of pay and performance.

 Continued Strong Stockholder Engagement in 2019

 Select Compensation Program Changes for 2020      2019    2020  AIP  ►  Safety and environmental metrics comprise 15% of total corporate AIP  ►  Safety and environmental increased to 20% of total corporate AIP, reflecting the Company’s commitment to ESG and alignment with long-term stockholder value  LTIP  ►  Performance share opportunity comprised of two internal measures tied to growth in OCF/share (50%) and reserves and mineralized material (50%)  ►  OCF/share metric replaced by:a return on invested capital metric, which will measure management’s ability to deploy capital in a responsible and effective manner to drive long-term stockholder valueproject-based measures tied to the achievement of objective milestones for strategically critical long-term projects of the POA 11 expansion at Rochester and the planned expansion at Silvertip

 Risk Oversight    The Board is responsible for overseeing management’s mitigation of major risks facing Coeur. In addition, the Board has delegated oversight of certain categories of risk to the Audit Committee, the Environmental, Health, Safety and Corporate Responsibility Committee (“EHSCR”), the Compensation and Leadership Development Committee (“CLD”) and the Nominating and Corporate Governance Committee (“NCG”)  Committee  Oversight Role  Audit  Reviews with management and the independent auditor compliance with legal and regulatory requirements, with a focus on legal and regulatory matters related to internal controls, accounting, finance and financial reporting and contingent liabilities, and discusses policies with respect to risk assessment and risk management, and risks related to matters including the Company’s financial statements and financial reporting processes, compliance and information technology and cybersecurity. Oversees the process for determining and monitoring the independence of the independent auditor, reviews non-GAAP measures included in the Company’s financial statements, SEC filings, press releases and other investor materials, oversees the implementation of new accounting standards and reviews with the independent auditor critical audit matters expected to be described in the independent auditor’s report. In addition, oversees the Company’s compliance program including compliance with the Company’s Code of Business Conduct and Ethics and whistleblower reporting framework.  EHSCR  Reviews the effectiveness of our ESG programs and performance, including but not limited to our compliance with environmental and safety laws, and oversees community relations risk management.  CLD  Responsible for recommending compensation for executive officers that includes performance-based award opportunities that promote retention and support growth and innovation without encouraging or rewarding excessive risk. Oversees succession planning for the CEO in conjunction with the Nominating and Corporate Governance Committee, and other executives’ progress against development plans as part of its leadership development oversight scope.  NCG  Oversees risks related to our corporate governance, including Board and director performance, director and CEO succession, and the review of Coeur’s Corporate Governance Guidelines and other governance documents. Also oversees CEO succession planning in conjunction with the Compensation and Leadership Development Committee.

 Continuing Corporate Governance Enhancements   Corporate Governance Highlights and Best Practices  Recent Corporate Governance and Executive Compensation Enhancements

 ESG Highlights

 Gold – Critical Now and for the Future  Gold is a vital component used in the technology and health industries as approximately 40% of gold use in the U.S. is for electronics while 10% of global gold use is for producing health-related products  Current Gold Uses  Source(s): National Mining Association – Copper, Gold & Silver: Keys to an Advanced Tech Future.  Developing Gold Uses  Gold could be used to create stretchable electronics and for wearable technology such as clinical-grade electrocardiograms and patient monitoring  Circuit boards in electric vehicles  Photovoltaics / solar panels  Radiation reflector in astronaut visors  Nanotechnologies such as touchscreens  Medical such as radiology & dentistry  Trending electronics such as flexible and foldable smart phones

 Silver – In Demand  The industrial demand for silver is high, and increasing focus on shifting to electrification is expected to require sustainable and reliable silver production  2018 Global Silver Demand  Source(s): World Silver Survey 2019.  Industrial Demand

 Silver – Paving the Way for Electrification  Silver is helping to shape the world’s cleaner and greener future  Source(s): Sprott Media – Sprott Silver Report: Silver’s Critical Role in Electrification May Fuel Its Rise. National Mining Association – Copper, Gold & Silver: Keys to an Advanced Tech Future. BMO Capital Markets – Every Silver Cloud has a Photovoltaic Lining. Silver Institute World Silver Survey 2019.  By 2025:Total installed solar capacity will more than double1,3 Silver demand for photovoltaics will account for 15% of silver consumption1  Silver demand in automotive is expected to almost triple by 2040 compared to 20154Silver is a key component in the to transition to electric vehicles  Solar panels use silver paste, which contains 90% silver powder17% of global silver usage is in photovoltaic cells (used for solar energy)2      Silver is used in EVs and supporting infrastructure4Silver batteries have an excellent energy-to-weight ratio and the best electric conductivity of all metals4  Solar Energy  Automotive Demand

 What Matters to Coeur  Environmental Climate ChangeGreen House Gas EmissionsWater StewardshipWaste MinimizationBiodiversity Tailings ManagementClosure PlanningSocialHuman Capital ManagementFair Employment Practices and Equal OpportunityTraining and DevelopmentHealth, Safety & SecuritySocietyInvestment in Local CommunitiesIndigenous RightsHuman RightsGovernanceEthics and GovernanceComplianceAnti-Corruption

 Leading Environmental, Social and Governance Initiatives    Coeur continues to prioritize improving its environmental and social initiatives as well as its best-in-class corporate governance program  Key ESG Accomplishments in 2019  Significantly increased external ratings and rankings  Integrated ESG function across departments  Committed to CEO Action for Diversity and Inclusion & Hispanic Promise   Developed human rights training  Established ESG peer networking group   Set tangible 2020 ESG goals  Implemented ESG data tracking through Intelex  Increased and enhanced ESG disclosures  Developed ESG Roadmap to include Responsibility Report and frameworks  Top ESG Priorities in 2020  Publish responsibility report Publicly report ESG goals and track the Company’s performance against themDevelop site-level emission reduction targetsDevelop site-level energy conservation plan and communications campaign Benchmark Coeur’s proactive tailings management programs relative to industry-leading standardsComplete assessment of risks and opportunities with respect to climate change and Coeur’s impactDevelop formal grievance process for communities

 Industry-Leading Safety Performance  Coeur has held the National Mining Association CORESafety certification since 2017  Lost-Time Injury Frequency Rate  Source(s): U.S. Department of Labor Mine Safety and Health Administration: Metal Operators Mine Safety and Health Statistics. Injuries per 200,000 employee-hours worked. 2019 MSHA figures are preliminary.Includes both Coeur employees and contract workers.Coeur 2019 information through December 31, 2019. Industry 2019 information through September 30, 2019.  Total Reportable Injury Frequency Rate  Industry average1    Coeur Mining2    Industry average1    Coeur Mining2    Coeur’s injury frequency rate remains significantly below industry averages  Linked: EXCEL>Health & Safety>MSHA; “Charts” tab  Linked: EXCEL>Health & Safety>MSHA; “Charts” tab  3  3

 2019 International EHS Innovation Award Winner  Coeur is committed to being an industry leader in environmental, health and safety innovation, exemplified through the Company’s utilization of technology to protect its people, places and planet    Technology  Implementation at Coeur  Global EHS Integrated Management System   Real time health and safety performance indicatorsImproved cross functional communication and engagementAnalytical decisions and improvements   Automation  Drones used to investigate, stopes, blasting, stockpiles, drill locations, geological features, tailing dams, etc.Surface and underground drill hole automation Remote mucking   Fatigue ManagementSoftware  Monitor alertness/distraction of heavy machinery operatorsImmediate notification and corrective response   Sensors  Proximity detection for remote muckingImproved tracking of miners“On demand” ventilationEvaluating areas of improvement                          

 Demonstrating Our Commitment    Best-in-Class Governance Practices    Board Refreshment and Succession Planning  Three new independent directors added to the Board since early 2018 and six directors – more than 50% of the Board – added in last seven yearsActive Board succession planning and refreshment  Robust Board and Committee Evaluations  Annual evaluations promote Board and Board committee effectivenessChairman’s one-on-one meetings with each director promote candor, effectiveness and accountability  No Related Party Transactions  No related person transactions with directors or executive officers  Board-Level Risk Oversight  The Board and Board committees take an active role in the Company’s risk oversight and risk management processes  Active Stockholder Engagement   During 2019, Coeur continued its proactive and robust stockholder outreach efforts on governance, executive compensation and other matters, contacting all institutional stockholders of 0.15% or more  Clawback Policy  Added officer misconduct to the scope of clawback policy in addition to financial restatement-driven events  Stockholder Rights    Annual Election of Directors  All directors are elected annually for one-year terms  Majority Voting for Director Elections  Majority voting in uncontested director elections with a resignation policy  Proxy Access  Proactively adopted proxy access in March 2019  Stockholder Right to Call Special Meetings  Stockholders owning 20% or more of Coeur’s common stock have the right to call a special meeting of the stockholders  No Poison Pill  Coeur does not have a poison pill or similar anti-takeover defenses in place

 Significantly Improved Corporate Governance Profile  Corporate Governance Enhancements Since 2010  2010  2020  Independent Board Chairman      Entire Board of Directors is independent other than CEO      Gender diversity on the Board       Majority voting standard for uncontested Director elections      Proxy access allowing certain stockholders to nominate directors      Robust Board and Committee self-evaluation (including 1:1 discussions with Chairman and third party participation)      Executive and Director stock ownership guidelines      No excise tax gross-up on executive severance      All incentive awards subject to double-trigger change-in-control vesting      60% of executive equity awards are performance shares and 40% are time-vesting restricted stock      Independent executive compensation consultant to compensation committee      No executive employment agreements other than CEO      No “related person transactions" with Directors or executive officers      Robust executive compensation clawback policy covering officer misconduct    

 Appendix

 Non-GAAP to U.S. GAAP Reconciliation  Adjusted EBITDA  Unaudited  ($ thousands)  2019  2018  Net income (loss)  ($341,203)  ($48,405)  Income (loss) from discont. ops., net of tax  -  (550)  Interest expense, net of capitalized interest  24,771  24,364  Income tax provision (benefit)  (11,129)  (16,780)  Amortization  178,876  128,473  EBITDA  ($154,378)  $87,102  Fair value adjustments, net  (16,030)  (3,638)  Impairment of equity securities  -  -  Foreign exchange (gain) loss  4,346  9,069  Gain on sale of Joaquin project  -  -  (Gain) loss on sale of assets and securities  714  (19)  Gain on repurchase of Rochester royalty  -  -  (Gain) loss on debt extinguishment  1,282  -  Mexico inflation adjustment  -  (1,939)  Transaction-related costs  -  5  Interest income on notes receivables  (198)  (1,776)  Manquiri sale consideration write-down  -  18,599  Silvertip inventory write-down  64,610  26,720  Wharf inventory write-down  3,596  -  Rochester In-Pit crusher write-down  -  3,441  Receivable write-down  1,040  6,536  Asset retirement obligation accretion  12,154  11,116  Inventory adjustments and write-downs  5,904  2,093  Impairment of long-lived assets  250,814    Write-downs  -  -  Adjusted EBITDA  $173,854  $157,309  Revenue  $711,502  $625,904  Adjusted EBITDA Margin  24%  25%

 Non-GAAP to U.S. GAAP Reconciliation (cont.)  ($ thousands)  4Q 2019  3Q 2019  2Q 2019  Cash flow from operating activities  $39,295  $41,996  $26,435  Capital expenditures  (20,907)  (30,678)  (20,749)  Gold production royalty payments  -  -  -  Free cash flow  $18,388  $11,318  $5,686  Unaudited  Free Cash Flow, Consolidated  Free Cash Flow, Palmarejo    ($ millions)  2019  Cash flow from operating activities  $99.2  Capital expenditures  (32.7)  Gold production royalty payments  -  Free cash flow  $66.5  Free Cash Flow, Kensington    ($ millions)  2019  Cash flow from operating activities  $72.0  Capital expenditures  (23.5)  Free cash flow  $48.5  Prepayment, working capital cash flow  (15.0)  Free cash flow (excl. prepayments)  $33.5  Unaudited  Unaudited

 Non-GAAP to U.S. GAAP Reconciliation (cont.)  Free Cash Flow, Wharf    ($ millions)  2019  Cash flow from operating activities  $39.3  Capital expenditures  (2.2)  Free cash flow  $37.1  Unaudited

 Executive Leadership  Mitchell J. Krebs – President and Chief Executive Officer. During his twenty-year tenure with Coeur, Mr. Krebs has led nearly $2 billion in capital raising and debt restructuring activities and has facilitated over $2 billion of acquisitions and divestitures. Mr. Krebs was previously Coeur‘s Chief Financial Officer and held various positions in the corporate development department, including Senior Vice President of Corporate Development. Mr. Krebs is a Director of Kansas City Southern and the National Mining Association, is on the Board of World Business Chicago, and was formerly President of the Silver Institute.Thomas S. Whelan – Senior Vice President and Chief Financial Officer. Prior to joining Coeur, Mr. Whelan served as CFO of Arizona Mining Inc. from September 2017 to August 2018, when the company was acquired from South32 Limited. Previously, Mr. Whelan served as CFO for Nevsun Resources Ltd. from January 2014 to August 2017. He is a chartered professional accountant and was previously a partner with the international accounting firm Ernst & Young (“EY”) LLP where he was the EY Global Mining & Metals Assurance sector leader, the leader of the EY Assurance practice in Vancouver and previously EY’s Canadian Mining & Metals sector leader. Mr. Whelan graduated with a Bachelor of Commerce from Queen’s University.Terry F.D. Smith. – Senior Vice President, Operations. Mr. Smith joined Coeur in 2013 as the Vice President of North American Operations. Prior to joining Coeur, he served as Vice President of Project Development and Assessments of Hunter Dickenson Inc. Mr. Smith has managed projects ranging from scoping to the feasibility level, coordinated field investigations, metallurgy laboratory testing, and engineering design. He also has significant experience in strategic project planning and due diligence reviews for potential acquisitions including environmental, metallurgical, geotechnical and mining inputs. Mr. Smith has also served as Manager of Operations Support for Barrick Gold Corporation in Toronto and as Senior Mining Engineer for Teck Cominco Ltd. in Vancouver. Mr. Smith holds a Bachelor of Mining Engineering from Laurentian University in Sudbury, Ontario.Casey M. Nault – Senior Vice President, General Counsel, and Secretary. Mr. Nault has over 20 years of experience as a corporate and securities lawyer, including prior in-house positions with Starbucks Corporation and Washington Mutual, Inc. and law firm experience with Gibson, Dunn & Crutcher. His experience includes securities compliance and SEC reporting, corporate governance and compliance, mergers and acquisitions, public and private securities offerings, other strategic transactions, general regulatory compliance, cross-border issues, land use and environmental issues, and overseeing complex litigation.Hans Rasmussen – Senior Vice President, Exploration. Mr. Rasmussen has 30 years of experience in the mining business, 16 years of which were with senior producers Newmont Mining and Kennecott/Rio Tinto; as well as serving as a consultant for senior producers such as BHP, Teck-Cominco, and Quadra Mining. From 2004 to 2013, he was an officer or served on the Board of Directors of several junior public exploration companies with gold and silver projects in Quebec, Nevada, Argentina, Chile, Colombia, Peru, and Bolivia, including serving on the Board of Directors of Atex Resources Inc. (formerly known as Columbia Crest Gold Corp.) since 2006.Emilie C. Schouten – Senior Vice President, Human Resources. Ms. Schouten has 15 years of experience in Human Resources, starting her career in General Electric, where she graduated from GE’s Human Resources Leadership Program. After 6 years as an HR Manager with GE, her division was acquired by the world’s largest electrical distribution company, Rexel, and Ms. Schouten went on to become the Director of Training and Development. Ms. Schouten has her B.A. in Sociology from Michigan State University and her M.S. in Industrial Labor Relations from University of Wisconsin-Madison.

 Board of Directors  Robert E. Mellor – Former Chairman, Chief Executive Officer, and President of Building Materials Holding Corporation (distribution, manufacturing, and sales of building materials and component products) from 1997 to January 2010, director from 1991 to January 2010; member of the board of directors of Monro Muffler/Brake, Inc. (auto service provider) since August 2010 as independent Chairman of the board of directors since June 2017 and as lead independent director from April 2011 to June 2017; member of the board of directors of CalAtlantic Group, Inc. (national residential home builder) from October 2015 to February 2018, when CalAtlantic was acquired by Lennar Corporation; member of the board of directors of The Ryland Group, Inc. (national home builder, merged with another builder to form CalAtlantic) from 1999 until October 2015; and former member of the board of directors of Stock Building Supply Holdings, Inc. (lumber and building materials distributor) from March 2010 until December 2015, when it merged with another company.Mitchell J. Krebs – President and Chief Executive Officer. See prior slide.Linda L. Adamany – Member of the board of directors of Jefferies Financial Group (formerly known as Leucadia National Corporation), a diversified holding company engaged in a variety of businesses, since March 2014, and a member of the board of directors of Jefferies Group Inc., a wholly-owned subsidiary of Jefferies Financial Group Inc., since November 2018; non-executive director of BlackRock Institutional Trust Company since March 2018; non-executive director of the Wood plc from October 2017 to May 2019; non-executive director of Amec Foster Wheeler plc, an engineering, project management, and consultancy company, from October 2012 until the Company was acquired by Wood plc in October 2017; member of the board of directors of National Grid plc, an electricity and gas generation, transmission, and distribution company, from November 2006 to November 2012. Served at BP plc in several capacities from July 1980 until her retirement in August 2007, most recently from April 2005 to August 2007 as a member of the five-person Refining & Marketing Executive Committee responsible for overseeing the day-to-day operations and human resource management of BP plc's Refining & Marketing segment, a $45 billion business at the time. She was recently selected as one of Women Inc. Magazine's 2018 Most Influential Corporate Directors.Sebastian Edwards – Henry Ford II Professor of International Business Economics at the Anderson Graduate School of Management at the University of California, Los Angeles (UCLA) from 1996 to present; Co-Director of the National Bureau of Economic Research’s Africa Project from 2009 to present; taught at IAE Universidad Austral in Argentina and at the Kiel Institute from 2000 to 2004; Chief Economist for Latin America at the World Bank Group from 1993 to 1996. Currently a Member of the Board of Moneda Asset Management, an investment management firm in Chile, and Centro de Estudios Públicos, Chile.Randolph E. Gress – Retired Chairman (November 2006 until January 2016 and director from August 2004 until January 2016) and Chief Executive Officer (from 2004 until December 2015) of Innophos Holdings, Inc., a leading international producer of performance-critical and nutritional specialty ingredients for the food, beverage, dietary supplements, pharmaceutical, and industrial end markets. Mr. Gress was with Innophos since its formation in 2004, when Bain Capital purchased Rhodia SA's North American specialty phosphate business. Prior to his time at Innophos, Mr. Gress was with Rhodia since 1997 and held various positions including Global President of Specialty Phosphates (with two years based in the U.K.) and Vice-President and General Manager of the NA Sulfuric Acid and Regeneration businesses. From 1982 to 1997, Mr. Gress served in various roles at FMC Corporation including Corporate Strategy and various manufacturing, marketing, and supply chain positions.Eduardo Luna – Chairman of the Board of Rochester Resources Ltd., a junior natural resources company with assets in Mexico. Member of the Board of Directors of Wheaton Precious Metals Corp., Chairman of the Advisory Board of the Faculty of Mines at the University of Guanajuato, and Mexico Mining Hall of Fame inductee. Mr. Luna is the former President of the Mexican Mining Chamber and a former President of the Silver Institute and previously held senior executive and board positions at several companies including Industrial Peñoles, Goldcorp Inc., Luismin SA de CV, Wheaton River Minerals Ltd., Alamos Gold Inc., and Primero Mining Corp.

 Board of Directors (cont.)  Jessica L. McDonald – Chair (former Interim CEO) of Canada Post Corporation and member of Board of Directors of Hydro One Limited. From October 2017 to March 2020, she was a member of the Board of Directors of Trevali Mining Corporation and served as Chair from March 2019 to March 2020. Ms. McDonald is also a Mentor at the Trudeau Foundation, was a visiting fellow at the Steyer-Taylor Center for Energy Policy and Finance at Stanford University from 2017 to 2018, was recently appointed to the Member Council of Sustainable Development Technology Canada and was named to Canada’s Top 100 Most Powerful Women Hall of Fame. Ms. McDonald previously served as the President and Chief Executive Officer of BC Hydro and Power Authority, a clean energy utility with over $5.5 billion in annual revenues and more than 5,000 employees, and has held numerous senior positions in the British Columbia provincial government, including Deputy Minister to the Premier, Cabinet Secretary and Head of the BC Public Service.John H. Robinson – Chairman of Hamilton Ventures LLC (consulting and investment) since founding the firm in 2006; Chief Executive Officer of Nowa Technology, Inc. (development and marketing of environmentally sustainable wastewater treatment technology) from 2013 to 2014; Chairman of EPC Global, Ltd. (engineering staffing company) from 2003 to 2004; Executive Director of Amey plc (British business process outsourcing company) from 2000 to 2002; Vice Chairman of Black & Veatch Inc. (engineering and construction) from 1998 to 2000. Mr. Robinson began his career at Black & Veatch and was managing partner prior to becoming Vice Chairman. He is a member of the board of directors of Alliance Resource Management GP, LLC (coal mining) and Olsson Associates (engineering consulting). He was a member of the Board of Directors of Federal Home Loan Bank of Des Moines (financial services) from 2007 to 2019.Brian E. Sandoval – Served as Nevada’s first Hispanic Governor from 2011 to January 2019. He also served as the Chairman of the National Governors Association from 2017 to 2018, National Council of State Governments in 2015, Western Governors Association in 2014 and the Education Commission of the States from 2013 to 2014; he focused on international outreach, hosting multiple international delegations in Nevada, and led over 18 trade missions to 16 countries on six continents. Former President of Global Gaming Development for MGM Resorts International from January 2019 to April 2020. Earlier in his career, Mr. Sandoval was elected to the Nevada Assembly in 1994, serving on the Judiciary, Taxation, Labor and Management and Natural Resource Committees, and was appointed to the Nevada Gaming Commission in 1998 and became the Commission’s youngest Chairman in state history the following year. In 2002, he was elected Nevada Attorney General, and in 2005, was nominated by President George W. Bush to serve as a federal judge on the U.S. District Court for the District of Nevada, and confirmed unanimously by the U.S. Senate, a position he held until resigning to run for Governor in 2009.J. Kenneth Thompson – Chairman of Pioneer Natural Resources Company (oil and gas) and member of the board of directors of Alaska Air Group, Inc. (parent company of Alaska Airlines, Virgin America Airlines and Horizon Air), presiding (Lead) Director of Tetra Tech, Inc. (engineering consulting). President and Chief Executive Officer of Pacific Star Energy LLC (private energy investment firm in Alaska) from September 2000 to present, with a principal holding in Alaska Venture Capital Group LLC (private oil and gas exploration company) from December 2004 to present; Executive Vice President of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China, and Singapore from 1998 to 2000.

 Contact Information  Corporate Office    Coeur Mining, Inc.104 S. Michigan Ave., Suite 900Chicago, IL 60603    Main Telephone    +1 (312) 489-5800    Stock Ticker    CDE: NYSE    Website    www.coeur.com    Contact    Paul DePartoutDirector, Investor Relationsinvestors@coeur.com